EXHIBIT 21

Subsidiaries of Aegean Marine Petroleum Network Inc.

Name of Significant Subsidiary	Jurisdiction of Incorporation
Aegean Marine Petroleum S.A.	Liberia
Aegean Bunkering Services Inc.	Marshall Islands
Aegean Marine Petroleum LLC	United Arab Emirates
Aegean Investments S.A.	Marshall Islands
Aegean Bunkering Gibraltar Ltd.	Gibraltar
Aegean Bunkering Jamaica Ltd.	Jamaica
Aegean Bunkering (Singapore) Pte. Ltd.	Singapore
Aegean Oil (USA), LLC	United States
Aegean Investments S.A.	Marshall Islands
Carmel Investment Corp.	Marshall Islands
Evian Enterprises Co.	Marshall Islands
Clyde Shipping Corp.	Marshall Islands
Tiffany Marine S.A.	Marshall Islands
Aegean Breezer Shipping Pte. Ltd.	Singapore
Aegean X Maritime Inc.	Marshall Islands
Pontos Navigation Inc.	Marshall Islands
Aegean VII Shipping Ltd.	Malta
Venus Holding Company	Marshall Islands
Carnaby Navigation Inc.	Liberia
Baltic Navigation Company	Marshall Islands
Mare Vision S.A.	Marshall Islands
Baldwin Management Co.	Marshall Islands
Aegean Tanking S.A.	Liberia
Milos Maritime Inc.	Marshall Islands
Serifos Maritime Inc.	Marshall Islands
Kithnos Maritime Inc.	Marshall Islands
Amorgos Maritime Inc.	Marshall Islands
Kimolos Maritime Inc.	Marshall Islands
Syros Maritime Inc.	Marshall Islands
Mykonos Maritime Inc.	Marshall Islands
Santorini Maritime Inc.	Marshall Islands
Paros Maritime Inc.	Marshall Islands
Naxos Maritime Inc.	Marshall Islands
Eaton Marine Ltd.	Liberia
Tasman Seaways Inc.	Liberia
Benmore Services S.A.	Liberia
Ingram Enterprises Co.	Liberia
Santon Limited	Liberia
Ocean Dynamic Corp.	Marshall Islands
Sea Global S.A.	Marshall Islands
Aegean Tanking S.A.	Liberia